QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Boston Private Financial Holdings, Inc.:

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116511) and Form S-3 (No. 333-85232) of Boston Private Financial Holdings, Inc. of our report dated March 15, 2005, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc., as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Boston Private Financial Holdings, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 15, 2005

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm